Filed Pursuant to Rule (424)(b)(3)
PROSPECTUS SUPPLEMENT NO. 33	Registration No. 333-257930
(to Prospectus dated August 12, 2021)

ASTRA SPACE, INC.

Primary Offering Of

15,333,303 Shares of Class A Common Stock

Secondary Offering of

189,026,575 Shares of Class A Common Stock

This prospectus supplement amends and supplements the prospectus dated August 12, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-257930). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 14, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement also relate to the offer and sale, from time to time, by the selling securityholders named in this prospectus (the “Selling Securityholders”), or any of their permitted transferees, of (i) up to an aggregate of 20,000,000 shares of our Class A common stock that were issued to certain investors (collectively, the “PIPE Investors”) in a private placement in connection with the closing of the Business Combination (as defined herein); (ii) 7,500,000 shares of Class A common stock issued to the Sponsor prior to Holicity’s initial public offering and registered for sale by the Selling Securityholders; (iii) up to an aggregate of 92,277,793 shares of Class A common stock that were issued to certain affiliates of Astra (collectively, the “Astra Affiliates”) pursuant to the Business Combination Agreement (as defined herein); (iv) up to an aggregate 56,239,188 shares of Class A common stock issuable upon conversion (on a one-for-one basis) of shares of our Class B common stock, par value $0.0001 per share (“Class B Common Stock”) held by certain Selling Securityholders and (v) up to an aggregate of 7,676,261 shares of our Class A common stock issued in connection with our acquisition of Apollo Fusion, Inc. (“Apollo Fusion”), which closed on July 1, 2021 comprised of (x) 2,558,744 shares of our Class A common stock (the “Initial Apollo Shares”) issued to certain of the Selling Securityholders on July 1, 2021, in connection with our merger with Apollo Fusion, Inc. (“Apollo Fusion”) and (y) 5,117,517 additional shares of our Class A common stock (the “Additional Apollo Shares”) which may be issued to certain of the Selling Securityholders assuming (a) the achievement of all remaining performance milestones set forth in the Apollo Fusion Merger Agreement (as defined herein), (b) we elect to pay all future milestone consideration in shares of our Class A common stock as required by the terms the Apollo Fusion Merger Agreement, and (c) the per share price used to calculate the number of shares of our Class A common stock to be issued is $11.7243, which is the same per share price used to calculate the number of Initial Shares issued to the Selling Securityholders. The Additional Shares have not been earned and are not currently outstanding. The actual number of Additional Shares issued to the selling stockholders could be materially greater or less than 5,117,517 shares of Class A common stock depending whether and to what extent the future performance milestones are met and/or the actual average closing price of our Class A common stock at the time such milestones are achieved. The Prospectus and this prospectus supplement also cover any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

Our Class A common stock is listed on Nasdaq under the symbol “ASTR”. On March 11, 2022, the closing price of our Class A common stock was $3.83 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 15 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 14, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2022

Astra Space, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39426	85-1270303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Skyhawk Street
Alameda, California	94501
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 278-7217

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

On March 14, 2022, Astra Space, Inc. (“Astra”) issued a press release announcing that Astra and Spaceflight, Inc.(“Spaceflight”) are parties to a multi-launch contract. The first launch under this contract is scheduled for March 14, 2022, during a launch window opening at 9:22 am Pacific time from Kodiak, Alaska. This agreement provides Spaceflight with launch opportunities using Astra’s launch services through 2025. You can view a livestream of this launch from our website at www.astra.com. Any changes to the launch date will be communicated through Astra’s twitter account: @Astra.

A copy of our press release is included in this current report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Astra Space, Inc. on March 14, 2022

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 14, 2022	Astra Space, Inc.

	By:	/s/ Kelyn Brannon
	Name:	Kelyn Brannon
	Title:	Chief Financial Officer

Exhibit 99.1

Astra Announces Multi-Launch Contract and First Launch with Spaceflight Inc.

First launch of new partnership expected no earlier than March 14

ALAMEDA, CA/SEATTLE, WA—MARCH. 14, 2022—Astra Space, Inc. (“Astra”) (NASDAQ: ASTR) and Spaceflight Inc. (“Spaceflight”), the leading global launch services provider, today announced a multi-launch contract. The first launch under this contract is planned for today, March 14, 2022, with a window opening at 9:22am PDT / 16:22 UTC out of the Astra Spaceport in Kodiak, Alaska, but may be shifted to March 15, 2022 depending on conditions at the launch site. This agreement provides Spaceflight with launch opportunities using Astra’s launch services through 2025.

Through this commitment, Spaceflight expands its launch vehicle partner portfolio, offering its customers additional launch opportunities through Astra missions Astra gains a knowledgeable and reliable partner that offers a consistent stream of satellite customers seeking launches. Together, Astra and Spaceflight are rapidly accelerating the cadence of how companies get to space.

“We continuously look for opportunities to provide our customers access to flexible and reliable options to get to orbit,” said Curt Blake, CEO and president of Spaceflight Inc. “By expanding our launch partner portfolio to include Astra, we can increase the launch opportunities available to our customers. Astra’s willingness to explore creative launch solutions and shared dedication to customer success makes them a great partner.”

Today’s planned launch, Spaceflight’s Astra-1, will take three Spaceflight customers, including Portland State Aerospace Society and NearSpace Launch, to a 525 km circular sun-synchronous orbit. Spaceflight managed the mission for all customers onboard and worked closely with the Astra team during the integration process.

“We are thrilled to partner with Spaceflight, who shares our customer-focused approach,” said Martin Attiq, Chief Business Officer at Astra. “We look forward to working together to make getting to space more efficient, frequent, and affordable than ever.”

Astra’s launch will be livestreamed in partnership with NASASpaceFlight. Updates, including a change in the planned launch date, if necessary, will be shared on Astra’s Twitter feed, @Astra.

About Astra:

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch service of any operational launch provider in the world. Astra delivered its first commercial payload into Earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit astra.com to learn more about Astra.

About Spaceflight, Inc.:

As the premier global launch services provider, Spaceflight is revolutionizing the business of space transportation through its comprehensive suite of launch services and Sherpa® orbital transfer vehicles. The company provides unprecedented launch flexibility to ensure customers’ smallsats get to orbit exactly when and where they want through a combination of long-standing relationships with a diverse portfolio of launch partners, innovative satellite integration capabilities, including flight and ground support hardware, licensing and logistics management, and extensive mission management expertise. Based in Seattle, Spaceflight has successfully launched hundreds of satellites and is a part of the Mitsui & Co., Ltd. portfolio, operating as an independent, U.S.-based company. For more information, visit http://www.spaceflight.com.

Safe Harbor Statement

Certain statements Astra makes in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties, As a result, caution must be exercised in relying on forward-looking statements. The following factors, among others, could cause Astra’s actual results to differ materially from those described in these forward-looking statements: (i) Astra’s failure to meet projected development and launch targets, including as a result of the decisions of governmental authorities or other third parties not within its control; (ii) changes in applicable laws or regulations; (iii) the ability of Astra to meet its financial and strategic goals, due to, among other things, competition; (iv) the ability of Astra to pursue a growth strategy and manage growth profitability; (v) the possibility that Astra may be adversely affected by other economic, business, and/or competitive factors; (vi) the effect of the COVID-19 pandemic on Astra and (vii) other risks and uncertainties described discussed from time to time in other reports and other public filings with the Securities and Exchange Commission, including Astra’s registration statements and quarterly reports.

Astra Media Contact:

Kati Dahm

kati@astra.com

Astra Investor Contact:

Dane Lewis

investors@astra.com

Spaceflight Media Contact:

Christie Melby, Communiqué PR

Christine@CommuniquePR.com

206-282-4923 x127